                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) March 7, 2002



                                 aaiPharma Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




          Delaware                       0-21185                04-2687849
----------------------------    ------------------------    -------------------
(State or Other Jurisdiction                                 (I.R.S. Employer
     of Incorporation)          (Commission File Number)    Identification No.)



                           2320 Scientific Park Drive
                        Wilmington, North Carolina 28405
                    ----------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (910) 254-7000
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
              -----------------------------------------------------
              (Former name or address, if changed from last report)

Item 2. Acquisition or Disposition of Assets.

         On March 7, 2002, we announced that we had entered into an agreement with Eli Lilly and Company dated February 18, 2002 to acquire, through our wholly owned subsidiary, NeoSan Pharmaceuticals Inc., the U.S. rights and related intangibles associated with the Darvon and Darvocet branded product lines for up to $211.4 million, payable at closing. The completion of this transaction is subject to regulatory review of our recent filing with respect to the acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as our obtaining permanent debt financing.

         The Darvon and Darvocet products are prescribed for the treatment of mild to moderate pain. The acquired products include Darvon (propoxyphene hydrochloride), Darvocet-N (propoxyphene napsylate and acetaminophen) and Darvon-N (propoxyphene napsylate). We are acquiring the Darvon and Darvocet brands because we believe they have high customer recognition in the pain management therapeutic class, an area where we currently have products under development. Our goal is to increase the value of these brands by actively marketing and promoting them and repositioning them through the development of line extensions. We believe that these brands will respond positively to the marketing and promotional support that we intend to provide. Specifically, we intend to enhance the value of the Darvon and Darvocet brands by:

         - actively promoting the Darvon and Darvocet brands with our sales force;

         - increasing our sales force from 20 to 50 people;

         - creating incentives for this sales force to generate new prescriptions for Darvon and Darvocet;

         - working with respected physicians at leading pain clinics to develop pain-management guidelines that specify the use of the Darvon and Darvocet products;

         - targeting our brand promotion towards high-prescribing physicians;
           and

         - developing, marketing and promoting improved products and line extensions with improved product, delivery, and therapeutic characteristics and potential regulatory and patent exclusivity.

         These product lines have been sold in the U.S. for over 25 years, with the initial marketing of Darvon beginning in 1957. Darvon lost its patent exclusivity in 1973 and Darvon-N and Darvocet-N in 1985. The first generic version of Darvon was introduced in 1973, and by 1985 numerous generic products were being marketed for substitution for Darvon and Darvocet. We believe that Eli Lilly ceased actively promoting these brands in approximately 1993.

Product Market.
         Darvon and Darvocet compete primarily in the pain management market, especially with products indicated for the management of mild to moderate pain. According to Scott-Levin data, the size of the U.S. pain management market has grown to approximately $16 billion in 2001, from $6.4 billion in 1995. The Darvon and Darvocet products compete with a large number of other branded and generic products generally used to treat mild to moderate pain, including Ultram and other non-steroidal anti- inflammatory drugs, or NSAIDs, such as ibuprofen. We believe these products comprise approximately 50% of the total U.S. pain management market.

         Each of the Darvon and Darvocet products currently faces competition from generic products, and two of the world's largest manufacturers of generic products, Teva Pharmaceutical Industries Ltd. and Mylan Laboratories Inc., manufacture generic substitutes to the Darvon and Darvocet products. These generic substitutes are sold at significantly lower prices than Darvon or Darvocet, due to the significantly lower costs associated with them. While precise data on generic substitution is not available, we believe a vast majority of the prescriptions written for Darvon and Darvocet are filled with generic propoxyphene products.

Product Line Strategy.
         This acquisition will provide us with a significant position in the pain management therapeutic class, which is one of our targeted therapeutic classes. Our goal is to increase the value of these brands by actively marketing and promoting them and repositioning them through the development of line extensions.

         Specifically, we seek to enhance the value of Darvon and Darvocet by increasing the size of our contract sales force from approximately 20 to 50 people and creating sales incentives with respect to these products. Additionally, we intend to individually target high-prescribing physicians in an effort to boost sales of Darvon and Darvocet. We also plan to work with respected physicians at leading pain clinics to develop pain-management guidelines that specify the use of our Darvon and Darvocet products. These clinics provide guidelines to primary-care physicians for the proper management and selection of products to treat pain.

         We plan to develop improved products and line extensions with improved product, delivery, and therapeutic characteristics and potential regulatory and patent exclusivity. For example, we are considering the development of a liquid form of Darvocet, a formulation of these products that could be taken twice a day, and some products that would combine propoxyphene, the active ingredient in Darvon and Darvocet, with a non-steroidal anti-inflammatory drug.

Acquisition Terms.
         We will pay a purchase price of $211.4 million in cash for the rights in the U.S. to these products and Eli Lilly's existing inventory of these products. This amount will be reduced in the event that net sales by Eli Lilly of Darvon and Darvocet products from February 1, 2002 until the day before closing are greater than target net sales for that period calculated at a monthly rate of $4.167 million. If actual net sales during that period exceed the target, then the purchase price will be reduced by 90% of the excess amount. The purchase price will further be reduced by up to $18 million if net sales of the Darvon and Darvocet products during a 12-month measurement period are less than targeted levels. The measurement period will be any 12 months, as selected by Eli Lilly, ending on any calendar month end from December 31, 2002 until the month end following the first anniversary of the closing -- that is, March 31, 2003 if the acquisition is completed in March 2002. If net sales are less than $50 million during the 12-month measurement period, the purchase price will be reduced incrementally by $0.9 million for each $250,000 that actual sales are below $50 million. The maximum amount of this post-closing reduction is $18 million. The amount of this reduction is to be paid by Eli Lilly to us following confirmation of the amount of net sales during the measurement period. In addition, we have agreed to pay Eli Lilly royalties upon sales of our future developed improvements to the Darvon and Darvocet products or other products containing the active ingredient propoxyphene and any other pharmaceutical products sold under the name Darvon, Darvocet or certain other defined trademarks. We will pay a royalty on sales of each of these future products during each calendar quarter for a ten-year period beginning upon the product's commercial introduction, provided that the total net sales of all of these future products, combined with the total net sales of the current Darvon and Darvocet products, exceed $15.8 million in the applicable calendar quarter. We will not owe any royalties on the sales of the Darvon and Darvocet products themselves that we acquire from Eli Lilly.

Supply of Product.
         Under a manufacturing agreement that we have entered into with Eli Lilly at the time we signed the acquisition agreement, Eli Lilly has agreed upon closing to supply a specified percentage of our requirements from and after closing for the 12 Darvon and Darvocet product presentations (form and dosage) currently being sold by Eli Lilly. The supply agreement will extend through December 31, 2004. Upon the satisfaction of certain conditions, we may extend the agreement for an additional six months, during which Eli Lilly will use commercially reasonable efforts to supply NeoSan with a full calendar year's supply of products during the extension period, subject to certain maximum and minimum quantities. Under this agreement, we have agreed to order the manufacture of certain minimum amounts of Darvon and Darvocet products and certain minimum percentages of our requirements: 60% of our requirements in the first year, 50% in the second year, and 40% in the third year. Also under this agreement, the supply obligation of Eli Lilly is subject to a maximum amount of the Darvon and Darvocet products over the life of the contract. We anticipate that this maximum supply obligation of Eli Lilly is sufficient to cover all of our supply needs through the end of 2005. We will purchase these products manufactured by Eli Lilly for a fixed unit cost, subject to a percentage increase on each January 1 (beginning on January 1, 2003) plus any increase in Eli Lilly's cost of raw materials during that year. However, the purchase price for these products will be no less than Eli Lilly's standard cost of manufacturing, which includes raw materials, direct labor, and plant overhead attributable to the Darvon and Darvocet products. Prior to expiration of this agreement, we intend to have FDA approval permitting the transfer of the manufacturing of these products to our manufacturing facilities, one or more third-party manufacturing facilities, or a combination of these facilities. This approval, however, could require much more time and it is possible that we never receive it.

Historical Revenues.
         The Darvon and Darvocet product lines had net sales of $62.9 million in 2001, compared to $56.5 million in 2000 and $49.5 million in 1999. Average monthly net sales of Darvon and Darvocet were $4.1 million in 1999, $4.7 million in 2000 and $5.2 million in 2001. However, net sales of these products were $3.4 million in January 2002, $3.9 million in December 2001 and $3.1 million in November 2001. We believe that the levels of net sales in 1999 and 2000 are more indicative of future sales levels than the elevated sales levels in 2001 or the reduced sales levels during the three months ended January 31, 2002. Although we have focused on the longer-term trends in evaluating the acquisition of these product lines, this decrease in monthly sales may not be temporary and sales levels may never return to the range existing in 1999 and 2000. If sales continue at these recent levels, annual product sales of Darvon and Darvocet will be less than $42 million, or 33.9% less than the amount shown in our pro forma financial statements appearing elsewhere in this report. Any prolonged decrease in sales of these products or the failure to return to the sales levels existing in 1999 and 2000 will have a material adverse effect on our business, results of operations and financial condition.

Acquisition Financing.
         We are currently seeking senior secured and senior subordinated debt financing of an aggregate of $350 million to fund the acquisition of these product lines, to repay indebtedness outstanding under our existing loan agreement, to terminate our tax retention operating lease and purchase the underlying properties, and pay related fees and expenses. Our obligation to complete the acquisition of these product lines is contingent on obtaining this financing.

         Our proposed senior secured credit facilities consist of a $75.0 million five-year revolving credit facility and a $100 million five-year term loan facility. As proposed, the term loan facility will amortize over the full five-year term, with amortization of $5.0 million, $15.0 million, $20.0 million, $25.0 million and $35.0 million, respectively, in years one through five of the facility. The revolving credit facility is not tied to a borrowing base. Our proposed senior credit facilities provide for variable interest rates based on LIBOR or base rate, at our option. Such facilities will be guaranteed by all of our domestic subsidiaries and secured by a security interest on substantially all of our domestic assets, all of the stock of our domestic subsidiaries and 65% of the stock of our material foreign subsidiaries directly owned by us or one of our domestic subsidiaries. The proposed senior credit facilities will require the payment of certain commitment fees based on the unused portion of the revolving credit facility. Under the terms of the credit agreement for the proposed senior credit facilities, we will be required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios and incurrence of additional indebtedness. The proposed senior credit facilities may be optionally prepaid at any time without a premium.

         Our proposed issuance of senior subordinated debt will consist of $175 million of senior subordinated notes due 2010. The notes will have a fixed interest rate to be established prior to the closing of the acquisition of Darvon and Darvocet. The notes will be guaranteed on a subordinated basis by all of our existing domestic subsidiaries and all of our future domestic subsidiaries of which we and/or our subsidiaries own 80% or more of the equity interests. The notes will not be secured. For the first three years, up to 35% of the notes will be redeemable with the proceeds of qualified sales of equity at a premium redemption price. On or after the fourth anniversary of the issuance of these notes, all or any portion of the notes will be redeemable at a premium redemption price. Under the terms of the proposed indenture for the notes, we would be required to comply with various covenants including, but not limited to, a covenant relating to incurrence of additional indebtedness.

Additional Information.
         The financial statements for the Darvon and Darvocet product lines included in this report do not include the full financial statements required by Rule 3-05 of Regulation S-X. The Darvon and Darvocet product lines did not represent a stand-alone entity prior to our acquisition. No separate, audited financial statements of the Darvon and Darvocet product lines had been prepared prior to our acquisition, and Eli Lilly did not maintain the distinct and separate accounts necessary to present full financial statements for the respective product line. As a result, it is impracticable for us to provide full audited financial statements for the Darvon and Darvocet product lines, including balance sheets and statements of cash flows, or other information regarding operating, investing and financing cash flows.

         This report contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements pertaining to whether we will obtain permanent financing and complete the acquisition of the Darvon and Darvocet product lines. These statements involve risks and uncertainties pertaining to our ability to successfully obtain permanent financing and complete the acquisition, including adverse changes in the markets for senior secured loans and senior subordinated notes that are beyond our control, obtaining anticipated ratings for our proposed senior credit facility and senior subordinated notes from appropriate rating agencies, and other factors that may be beyond our control. In addition, our acquisition agreement with Eli Lilly provides that Eli Lilly may terminate the agreement if we do not complete the acquisition of the Darvon and Darvocet product lines by March 15, 2002. We believe there is substantial risk that we will not be able to arrange necessary permanent financing prior to March 15, 2002 to permit us to complete the acquisition by that date.

         We undertake no obligation to update the forward-looking statements we have included in this report, other than to report the completion of the acquisition of the Darvon and Darvocet product lines if we complete the transaction.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements

         DARVON(R)/DARVOCET(R) PRODUCT LINE OF ELI LILLY AND COMPANY

            Report of Independent Auditors......................................................    F-1

            Special Purpose Statements of Product Contribution For Years
            Ended December 31, 1999, 2000, and 2001.............................................    F-2

            Notes to Special Purpose Statements of Product Contribution.........................    F-3

(b)      Pro Forma Financial Information

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         FOR ACQUISITION OF THE DARVON AND DARVOCET PRODUCT LINES

                aaiPharma Inc. Unaudited Pro Forma Consolidated Balance Sheet
                at December 31, 2001............................................................    F-5

                Notes to Unaudited Pro Forma Consolidated Balance Sheet.........................    F-6

                aaiPharma Inc. Unaudited Pro Forma Consolidated Statement of
                Operations for the Year Ended December 31, 2001.................................    F-7

                Notes to Unaudited Pro Forma Consolidated Statements of Operations..............    F-8

         FOR ACQUISITION OF THE M.V.I., AQUASOL, BRETHINE, DARVON AND DARVOCET PRODUCT LINES

                Unaudited Pro Forma Consolidated Financial Statements...........................    F-9

                aaiPharma Inc. Unaudited Pro Forma Consolidated Balance Sheet
                at December 31, 2001............................................................    F-10

                Notes to Unaudited Pro Forma Consolidated Balance Sheet.........................    F-11

                aaiPharma Inc. Unaudited Pro Forma Consolidated Statement of
                Operations for the Year Ended December 31, 2001................................     F-12

                Notes to Unaudited Pro Forma Consolidated Statements of
                Operations.....................................................................     F-13


(c)      Exhibits

                 Exhibit 23.1      Consent of Ernst & Young LLP

                         REPORT OF INDEPENDENT AUDITORS

Chief Accounting Officer
Eli Lilly and Company
Indianapolis, Indiana

We have audited the accompanying special-purpose statements of product contribution for the Darvon(R)/Darvocet(R) Product Line of Eli Lilly and Company for the years ended December 31, 2001, 2000, and 1999. The statements of product contribution are the responsibility of the Company's management. Our responsibility is to express an opinion on these special purpose statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of product contribution. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of product contribution. We believe that our audits provide a reasonable basis for our opinion.

The operations covered by the statements of product contribution referred to above have no separate legal status or existence. The accompanying statements were prepared as described in Note 1 to present the direct revenues and standard cost of sales of the Darvon(R)/Darvocet(R) Product Line and are not intended to be a complete presentation of Darvon(R)/Darvocet(R) Product Line results. Furthermore, the amounts in the accompanying statements are not necessarily indicative of the costs and expenses that would have resulted if the Darvon(R)/Darvocet(R) Product Line had been operated as a separate entity.

In our opinion, the statements referred to above present fairly, in all material respects, the product contribution for the Darvon(R)/Darvocet(R) Product Line of Eli Lilly and Company for the years ended December 31, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States and the basis of presentation described in Note 1.

                                       /s/ Ernst & Young LLP


Indianapolis, Indiana
January 28, 2002

                       Darvon(R)/Darvocet(R) Product Line

                            of Eli Lilly and Company

               Special Purpose Statements of Product Contribution

                  Years Ended December 31, 2001, 2000, and 1999

                             (Dollars in thousands)



                                Year Ended       Year ended       Year ended
                                December 31,     December 31,     December 31,
                                   2001              2000             1999
                                ------------     ------------     ------------
Net Sales                         $62,902          $56,541          $49,452
Standard Cost of Sales              4,757            3,828            3,267
                                  -------          -------          -------

Net Product Contribution          $58,145          $52,713          $46,185
                                  =======          =======          =======


SEE ACCOMPANYING NOTES TO THE SPECIAL PURPOSE STATEMENTS OF PRODUCT
CONTRIBUTION.

           Darvon(R)/Darvocet(R)Product Line of Eli Lilly and Company


           Notes to Special Purpose Statements of Product Contribution

                  Years Ended December 31, 2001, 2000, and 1999

                             (Dollars in Thousands)



1. BASIS OF PRESENTATION

The Darvon(R)/Darvocet(R) Product Line (the "Product") includes all formulations of the analgesics Darvon(R)/Darvocet(R) that are sold under the Eli Lilly and Company (the "Company") brand names. The special purpose financial statements include sales of the Product in the United States and Puerto Rico.

Historically, financial statements were not prepared for the Product. These statements have been developed from the historical accounting records of the Company and represent the direct revenues and standard costs of sale of the Product. Manufacturing capacity variances are not included in standard cost of sales, as discussed in Note 2. Further, no marketing or selling costs are included in the financial statements as the Company did not promote the Product during the periods presented.

All of the estimates in the financial statements, as described in Note 2, are based on assumptions that Company management believes are reasonable. However, these estimates are not necessarily indicative of the net sales and costs that would have resulted if the Product had been operated as a separate entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue from sales of products is recognized at the time title of goods passes to the buyer and the buyer assumes the risks and rewards of ownership. This is generally at the time products are shipped to the customer. Provisions for discounts and rebates to customers are established in the same period the related sales are recorded.

NET SALES

Net sales include certain sales deductions. Sales deductions include deductions specifically attributable to the Product and deductions allocated to the Product by management. The types of deductions included in the calculation of net sales are as follows:

         SALES REBATES - Medicaid rebates and wholesaler chargebacks are charged to the Product monthly based on actual historical rebate payments. Actual chargebacks are allocated to the Product monthly, based on actual sales.

         CASH DISCOUNTS - Cash discounts are allocated to the Product based upon the percentage of actual Product gross sales less chargebacks and wholesaler returns to total Company gross sales less chargebacks and wholesaler returns.

         SALES RETURNS - Sales returns are directly attributable to identifiable products based on actual sales returns.

STANDARD COST OF SALES

Standard cost of sales includes raw materials, direct labor, and plant overhead. Certain overhead costs are specifically identifiable to specific brands, and the remaining costs are allocated based on the Product's percentage of total production for the production facility. Manufacturing capacity variances are not allocated to individual product lines and, thus are not included in cost of sales.

Depreciation of plant facilities is computed using the straight-line method based on estimated useful lives of the assets. Generally, the lives of the buildings range from twelve to fifty years, and five to eighteen years for machinery and equipment.

USE OF ESTIMATES

The preparation of the special purpose financial statements of Darvon(R)/Darvocet(R) Product Contribution in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of gross profit for the years ended December 31, 2001, 2000 and 1999. Actual results could differ from those estimates.

3. SIGNIFICANT CUSTOMERS

The Product is distributed through wholesalers that serve physicians and other health care professionals, pharmacies and hospitals. The Company sold Product to three significant wholesalers in 2001. Sales to these three wholesalers in the aggregate are estimated to have been 85% to 95% of total Product sales in 2001, 2000, and 1999. These three wholesalers are estimated to have each accounted for between 20% and 40% of total Product sales in each of these three years. Certain of these wholesalers have acquired some of their competitors during the three years presented. This sales data has been adjusted to include the pre-acquisition sales to any companies acquired by these three wholesalers during the periods presented.

                                 aaiPharma Inc.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 2001
                                 (In Thousands)


                                                                    aaiPharma
                                                                      Actual           Adjustments              Pro Forma
                                                                    ---------          -----------              ---------
ASSETS
Current assets:
  Cash and cash equivalents                                         $   6,371           $      --               $   6,371
  Accounts receivable, net                                             26,594                  --                  26,594
  Work-in-progress                                                     10,464                  --                  10,464
  Inventories                                                           9,057               1,400(1)               10,457
  Prepaid and other current assets                                      5,972               1,155(2)                7,127
                                                                    ---------           ---------               ---------
   Total current assets                                                58,458               2,555                  61,013
Property and equipment, net                                            37,035              14,145(3)               51,180
Goodwill and other intangibles, net                                    88,504             210,000(4)              298,504
Other assets                                                           12,289               5,102(2)               17,391
                                                                    ---------           ---------               ---------
   Total assets                                                     $ 196,286           $ 231,802               $ 428,088
                                                                    =========           =========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of new senior credit facilities                $      --           $   5,000(5)            $   5,000
  Accounts payable                                                     15,444                  --                  15,444
  Customer advances                                                    13,349                  --                  13,349
  Accrued wages and benefits                                            3,879                  --                   3,879
  Other accrued liabilities                                             5,293              (2,257)(6)               3,036
                                                                    ---------           ---------               ---------
   Total current liabilities                                           37,965               2,743                  40,708
Long-term debt, less current portion                                   78,878             (78,000)(7)                 878
New senior credit facilities                                               --             136,280(8)              136,280
New senior subordinated notes                                              --             175,000(9)              175,000
Other liabilities                                                         224                  --                     224

Redeemable warrants                                                     2,855                  --                   2,855

Stockholders equity:
  Common stock                                                             18                  --                      18
  Paid-in capital                                                      75,233                                      75,233
  Retained earnings (accumulated deficit)                               3,278              (4,221)(10)             (1,219)
  Accumulated other comprehensive losses                               (2,165)                 --                  (2,165)
                                                                    ---------           ---------               ---------
   Total stockholders equity                                           76,364              (4,221)                 72,143
                                                                    ---------           ---------               ---------
   Total liabilities and stockholders equity                        $ 196,286           $ 231,802               $ 428,088
                                                                    =========           =========               =========



           See Notes to Unaudited Pro Forma Consolidated Balance Sheet
                                 aaiPharma Inc.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Reflects the inventory acquired as part of the Darvon and Darvocet product line acquisitions.
(2) Reflects the current and long-term portion of total financing fees of $12.7 million for the acquisition of the Darvon and Darvocet product lines, less the write-off of the unamortized deferred financing costs related to the existing senior credit facilities of $7.0 million, net of a tax benefit of $0.6 million.
(3) Reflects an adjustment to record the assets purchased under our terminated synthetic lease.
(4) Reflects the goodwill and intangible assets acquired with the Darvon and Darvocet product lines.
(5) Reflects an adjustment to record the current maturities of our new senior credit facilities.
(6) Reflects an adjustment to record the income tax benefit related to the write-off of deferred financing costs from our existing senior credit facilities.
(7) Reflects an adjustment to record repayment of amounts outstanding under our existing credit facilities.
(8) Reflects an adjustment to record the long-term portion of proceeds from the new senior credit facilities.
(9) Reflects an adjustment to record the issuance of the new senior subordinated notes.
(10) Reflects an adjustment to record the write-off of deferred financing costs related to our existing senior credit facilities, net of tax.

                                 aaiPharma Inc.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2001
                                 (In Thousands)


                                                                                          Darvon
                                                 aaiPharma            Darvon            Acquisition
                                                   Actual            Actual(a)          Adjustments             Pro Forma
                                                 ---------           ---------          -----------             ---------
Net revenues                                     $ 141,073           $  62,902           $      --              $ 203,975
                                                 ---------           ---------           ---------              ---------
Operating costs and expenses:
   Direct costs                                     70,372               4,757               1,044(1)              76,173
   Selling                                          13,974                  --               6,061(2)              20,035
   General and administrative                       30,524                  --               9,897(3)              40,421
   Direct pharmaceutical start-up costs              2,123                  --                  --                  2,123
   Research and development                         10,851                  --               1,000(4)              11,851
                                                 ---------           ---------           ---------              ---------
                                                   127,844               4,757              18,002                150,603
                                                 ---------           ---------           ---------              ---------

Income from operations                              13,229              58,145             (18,002)                53,372

Other income (expense):
   Interest, net                                    (3,646)                 --             (28,160)(5)            (31,806)
   Other                                              (444)                 --                  --                   (444)
                                                 ---------           ---------           ---------              ---------
                                                    (4,090)                 --             (28,160)               (32,250)
                                                 ---------           ---------           ---------              ---------
Income before income taxes                           9,139              58,145             (46,162)                21,122
Provision for income taxes                           3,199                  --               4,793(6)               7,992
                                                 ---------           ---------           ---------              ---------

Net income                                       $   5,940           $  58,145           $ (50,955)             $  13,130
                                                 =========           =========           =========              =========

EBITDA                                           $  20,984           $  58,145           $  (9,602)             $  69,527
                                                 =========           =========           =========              =========



(a) Represents the historical results for the Darvon product line for the full year period ended December 31, 2001.


      See Notes to Unaudited Pro Forma Consolidated Statement of Operations
                                 aaiPharma Inc.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Assumes a gross margin of 91% to reflect costs pursuant to contractually determined manufacturing agreements.
(2) Assumes adjustments to selling expense to reflect the anticipated infrastructure necessary to provide support for the acquired product line.
(3) Assumes adjustments to general and administrative expenses to reflect additional overhead costs to support the acquired product line.
(4) Estimated research and development spending to develop line extensions for the Darvon and Darvocet acquired products.
(5) Assumes an increase in interest expense based on the additional indebtedness incurred based on the actual interest rates for the assumed period of borrowing.
(6) Assumes a marginal tax rate of 40% on the incremental pro forma income before income taxes.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements are based on our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, adjusted to give pro forma effect to the following acquisition and financing transactions:

     - the acquisition of the M.V.I. and Aquasol branded product lines from AstraZeneca AB on August 17, 2001;

     - the acquisition of the Brethine branded product line from Novartis Pharmaceuticals Corporation on December 13, 2001;

     - the proposed acquisition of the Darvon and Darvocet branded product lines and related inventories;

     - the receipt of $169.0 million of net proceeds from the sale of $175 million senior subordinated notes;

     - the receipt of $141.3 million of borrowings under our new senior credit facilities;

     - the repayment of all amounts outstanding under our existing senior credit facilities; and

     - our purchase of the assets currently leased under our tax retention operating lease.

     The unaudited pro forma consolidated balance sheet as of December 31, 2001 gives effect to our proposed acquisition of the Darvon and Darvocet branded product lines, as if this acquisition and the related financing transactions had occurred on December 31, 2001. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 gives effect to each of the acquisition transactions and financing transactions as if each had occurred on January 1, 2001. Adjustments have been made to these unaudited pro forma consolidated financial statements. These adjustments are based upon information available to us and certain assumptions that we believe are reasonable. These unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition would actually have been if the transactions in fact occurred on such dates, nor do they purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained in our Annual Report on Form 10-K for the year ended December 31, 2001.

     The M.V.I., Aquasol, and Brethine acquisitions were accounted for under the purchase method of accounting and the proposed acquisition of Darvon and Darvocet has been reflected in the unaudited pro forma adjustments as if the transaction was accounted for under the purchase method. A preliminary allocation of the purchase price of the Darvon and Darvocet product lines was based upon the estimated fair value of assets acquired and liabilities assumed in accordance with Statements of Financial Accounting Standards, or SFAS, Nos. 141 and 142. Under the initial allocation, we will amortize $210 million of the $211.4 million purchase price over 25 years. The remaining $1.4 million will be allocated to product inventory that we will acquire. After further evaluation, we may change this initial allocation of the $210 million or the estimated lives of the intangible assets. If so, we may not amortize the entire $210 million. In that case, our amortization expense will be reduced and our net income increased.

     The following pro forma financial information is based upon the historical financial information set forth in the product line financial statements for each of these products and on estimated costs to be incurred by us for selling, general and administrative and research and development expenses. While we believe that our assumptions are reasonable, our actual costs may not be the same.

     On a pro forma basis as if we had acquired the M.V.I., Aquasol, Brethine, Darvon and Darvocet product lines on January 1, 2001, these product lines would have represented 49% of our total net revenues and 92% of net revenues from product sales in 2001 and Darvon and Darvocet would have represented 26% of total net revenues and 48% of net revenues from product sales in 2001. Net sales of Darvon and Darvocet in the three months ended January 31, 2002 decreased significantly compared to average monthly net sales in 2001, 2000 and 1999.
If sales continue at these recent levels, annual product sales of Darvon and Darvocet will be less than $42 million, or 33.9% less than the amount shown in our unaudited pro forma consolidated financial statements.

     Additionally, we will probably move manufacturing of our products to new sites. This will involve costs and require FDA approval of the new manufacturing facility. We may not receive FDA approval for a long time, if at all. Neither our pro forma financial statements, which use the prices in our supply contracts, nor the product line financial statements, which use the seller's estimated actual direct manufacturing costs, include or estimate the possibility of these higher costs. Therefore, the unaudited pro forma consolidated financial statements do not represent what our results of operations would actually have been if the events described therein had in fact occurred on the date indicated or project our results of operations for any future period. For all of these reasons, investors should not place undue reliance on the pro forma financial data contained in this report.

                                 AAIPHARMA INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                            AAIPHARMA                     PRO
                                                             ACTUAL     ADJUSTMENTS      FORMA
                                                            ---------   -----------     --------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  6,371     $     --       $  6,371
  Accounts receivable, net................................    26,594           --         26,594
  Work-in-progress........................................    10,464           --         10,464
  Inventories.............................................     9,057        1,400(1)      10,457
  Prepaid and other current assets........................     5,972        1,155(2)       7,127
                                                            --------     --------       --------
          Total current assets............................    58,458        2,555         61,013
Property and equipment, net...............................    37,035       14,145(3)      51,180
Goodwill and other intangibles, net.......................    88,504      210,000(4)     298,504
Other assets..............................................    12,289        5,102(5)      17,391
                                                            --------     --------       --------
     Total assets.........................................  $196,286     $231,802       $428,088
                                                            ========     ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of new senior credit facilities......  $     --     $  5,000(6)    $  5,000
  Accounts payable........................................    15,444           --         15,444
  Customer advances.......................................    13,349           --         13,349
  Accrued wages and benefits..............................     3,879           --          3,879
  Other accrued liabilities...............................     5,293       (2,257)(7)      3,036
                                                            --------     --------       --------
          Total current liabilities.......................    37,965        2,743         40,708
Long-term debt, less current portion......................    78,878      (78,000)(8)        878
New senior credit facilities..............................        --      136,280(9)     136,280
New senior subordinated notes.............................        --      175,000(10)    175,000
Other liabilities.........................................       224           --            224
Redeemable warrants.......................................     2,855           --          2,855
Stockholders' equity:
  Common stock............................................        18           --             18
  Paid-in capital.........................................    75,233           --         75,233
  Retained earnings (accumulated deficit).................     3,278       (4,221)(11)      (943)
  Accumulated other comprehensive losses..................    (2,165)          --         (2,165)
                                                            --------     --------       --------
     Total stockholders' equity...........................    76,364       (4,221)        72,143
                                                            --------     --------       --------
     Total liabilities and stockholders' equity...........  $196,286     $231,802       $428,088
                                                            ========     ========       ========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                                 AAIPHARMA INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

      (1)   To reflect an adjustment to record inventories acquired in
            the acquisition of the Darvon and Darvocet product lines....   $  1,400
                                                                           ========
      (2)   To reflect adjustments:
              To record the current portion of deferred financing costs
                 related to the issuance of our new senior subordinated
                 notes and our new senior credit facilities.............   $  2,097
              To eliminate the current portion of unamortized deferred
                 financing costs related to our existing credit
                 facilities.............................................     (1,499)
              To record the income tax benefit related to the write-off
                 of deferred financing costs from our existing credit
                 facilities.............................................        557
                                                                           --------
                                                                           $  1,155
                                                                           ========
      (3)   To reflect an adjustment to record the assets purchased
            under our terminated tax retention operating lease..........   $ 14,145
                                                                           ========
      (4)   To reflect an adjustment to record the intangible assets
            associated with the acquisition of the Darvon and Darvocet product lines from Eli Lilly; this amount may be reduced if revenues from these products do not meet certain levels
            after the acquisition is completed..........................   $210,000
                                                                           ========
      (5)   To reflect adjustments:
              To record the noncurrent portion of deferred financing
                 costs related to the issuance of our new senior
                 subordinated notes and our new senior credit
                 facilities.............................................   $ 10,638
              To eliminate the noncurrent portion of unamortized
                 deferred financing costs related to our existing senior
                 credit facilities......................................     (5,536)
                                                                           --------
                                                                           $  5,102
                                                                           ========
      (6)   To reflect an adjustment to record the current maturities of
            borrowings under our new senior credit facilities...........   $  5,000
                                                                           ========
      (7)   To reflect an adjustment to record the income tax benefit
            related to the write-off of deferred financing costs from
            our existing senior credit facilities.......................   $ (2,257)
                                                                           ========
      (8)   To reflect an adjustment to record repayment of amounts
            outstanding under our existing credit facilities............   $(78,000)
                                                                           ========
      (9)   To reflect an adjustment to record the long-term portion of
            borrowings under our new senior credit facilities...........   $136,280
                                                                           ========
     (10)   To reflect an adjustment to record the issuance of our new
            senior subordinated notes...................................   $175,000
                                                                           ========
     (11)   To reflect an adjustment to record the write-off of deferred financing costs related to our existing senior credit
            facilities, net of tax at an effective rate of 40%..........   $ (4,221)
                                                                           ========

                                 AAIPHARMA INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                 PRO FORMA
                                                  FOR THE        DARVON AND    DARVON AND
                                                 COMPLETED        DARVOCET      DARVOCET
                                  AAIPHARMA    PRODUCT LINE     PRODUCT LINE   ACQUISITION
                                   ACTUAL     ACQUISITIONS(1)    ACTUAL(2)     ADJUSTMENTS     PRO FORMA
                                  ---------   ---------------   ------------   -----------     ---------
Product sales...................  $ 27,448       $ 67,195         $62,902       $     --       $130,097
Product development.............    20,426         20,426              --             --         20,426
Research revenues:
  Non-clinical..................    64,262         64,262              --             --         64,262
  Clinical......................    28,937         28,937              --             --         28,937
                                  --------       --------         -------       --------       --------
                                    93,199         93,199              --             --         93,199
                                  --------       --------         -------       --------       --------
Net revenues....................   141,073        180,820          62,902             --        243,722
                                  --------       --------         -------       --------       --------
Operating costs and expenses:
  Direct costs..................    70,372         83,469           4,757          1,044(3)      89,270
  Selling.......................    13,974         18,373              --          6,061(4)      24,434
  General and administrative....    30,524         32,763              --          9,897(5)      42,660
  Research and development......    10,851         12,501              --          1,000(6)      13,501
  Direct pharmaceutical start-up
     costs......................     2,123          2,123              --             --          2,123
                                  --------       --------         -------       --------       --------
                                   127,844        149,229           4,757         18,002        171,988
                                  --------       --------         -------       --------       --------
Income (loss) from operations...    13,229         31,591          58,145        (18,002)        71,734
Other income (expense):
  Interest, net.................    (3,646)        (8,278)             --        (23,528)(7)    (31,806)
  Other.........................      (444)          (444)             --             --           (444)
                                  --------       --------         -------       --------       --------
                                    (4,090)        (8,722)             --        (23,528)       (32,250)
                                  --------       --------         -------       --------       --------
Income (loss) before income
  taxes.........................     9,139         22,869          58,145        (41,530)        39,484
Provision for income taxes......     3,199          8,691              --          6,646(8)      15,337
                                  --------       --------         -------       --------       --------
Net income (loss)...............  $  5,940       $ 14,178         $58,145       $(48,176)      $ 24,147
                                  ========       ========         =======       ========       ========
EBITDA(9).......................  $ 20,984       $ 39,841         $58,145       $ (9,602)      $ 88,384
                                  ========       ========         =======       ========       ========

    See accompanying notes to unaudited pro forma consolidated statement of operations.

                                 AAIPHARMA INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

(1) The following table presents our unaudited pro forma consolidated statement of operations for the product line acquisitions we completed in 2001.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      COMPLETED PRODUCT LINE ACQUISITIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                                             PRO FORMA
                                                                                              FOR OUR
                                                       M.V.I.                                COMPLETED
                                                         AND                                  PRODUCT
                                          AAIPHARMA    AQUASOL    BRETHINE     PRO FORMA        LINE
                                           ACTUAL     ACTUAL(A)   ACTUAL(B)   ADJUSTMENTS   ACQUISITIONS
                                          ---------   ---------   ---------   -----------   ------------
Product sales...........................  $ 27,448     $24,559     $15,188     $     --       $67,195
Product development.....................    20,426          --          --           --        20,426
Research revenues:
  Non-clinical..........................    64,262          --          --           --        64,262
  Clinical..............................    28,937          --          --           --        28,937
                                          --------     -------     -------     --------       -------
                                            93,199          --          --           --        93,199
                                          --------     -------     -------     --------       -------
Net revenues............................   141,073      24,559      15,188           --       180,820
                                          --------     -------     -------     --------       -------
Operating costs and expenses:
  Direct costs..........................    70,372      13,373       3,749       (4,025)(c)    83,469
  Selling...............................    13,974       1,170          --        3,229(d)     18,373
  General and administrative............    30,524         460          --        1,779(e)     32,763
  Research and development..............    10,851          --          --        1,650(f)     12,501
  Direct pharmaceutical start-up
     costs..............................     2,123          --          --           --         2,123
                                          --------     -------     -------     --------       -------
                                           127,844      15,003       3,749        2,633       149,229
                                          --------     -------     -------     --------       -------
Income (loss) from operations...........    13,229       9,556      11,439       (2,633)       31,591
Other income (expense):
  Interest, net.........................    (3,646)         --          --       (4,632)(g)    (8,278)
  Other.................................      (444)         --          --           --          (444)
                                          --------     -------     -------     --------       -------
                                            (4,090)         --          --       (4,632)       (8,722)
                                          --------     -------     -------     --------       -------
Income (loss) before income taxes.......     9,139       9,556      11,439       (7,265)       22,869
Provision for income taxes..............     3,199          --          --        5,492(h)      8,691
                                          --------     -------     -------     --------       -------
Net income (loss).......................  $  5,940     $ 9,556     $11,439     $(12,757)      $14,178
                                          ========     =======     =======     ========       =======
EBITDA(i)...............................  $ 20,984     $ 9,556     $11,439     $ (2,138)      $39,841
                                          ========     =======     =======     ========       =======

------------

         (a) Represents the historical statement of revenues and direct expenses for the M.V.I. and Aquasol product lines for the period prior to the acquisition on August 17, 2001.
         (b) Represents the historical statement of product contribution for the
             Brethine product line for the period prior to the acquisition on
             December 13, 2001.
         (c) Direct costs for each product line have been adjusted to reflect estimated costs that would have been incurred by us as follows:
               Adjustment to M.V.I. and Aquasol cost of goods sold to reflect estimated reduction in costs due to contractually determined prices under our supply agreements:
         Estimated cost of goods under supply agreements.............   $10,362
         Cost of goods sold as reported by AstraZeneca...............    13,373
                                                                        -------
         Pro forma decrease in direct costs..........................    (3,011)
                                                                        -------

         Adjustment to Brethine cost of goods sold to reflect estimated reduction in costs due to contractually determined prices under our supply agreements and the elimination of royalties incurred by Novartis and not incurred by us subsequent to acquisition:
         Estimated cost of goods under supply agreements.............     2,735
         Cost of sales as reported by Novartis.......................     2,928
                                                                        -------
                                                                           (193)
         Less royalty expense reported by Novartis...................      (821)
                                                                        -------
         Pro forma decrease in direct costs..........................    (1,014)
                                                                        -------
         Total direct cost adjustment for our product line
         acquisitions completed in 2001..............................   $(4,025)
                                                                        =======
         (d) We calculated the estimated selling expenses for each of the product lines based on the estimated costs to be incurred by
             NeoSan's direct sales force, and compared those amounts to the selling expenses reported in the historical financial information for the respective product lines as follows:
         Adjustment to M.V.I. and Aquasol selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
         Estimated selling expense under NeoSan......................   $ 3,998
         Selling and other expenses plus drug development expenses
         reported by AstraZeneca.....................................     1,170
                                                                        -------
         Pro forma increase in selling expense.......................     2,828
                                                                        -------

         Adjustment to Brethine selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
         Estimated selling expense under NeoSan......................       401
         Selling expenses reported by Novartis.......................        --
                                                                        -------
         Pro forma increase in selling expense.......................       401
                                                                        -------
         Total selling expense adjustment for our product line
         acquisitions completed in 2001..............................   $ 3,229
                                                                        =======

         (e) Adjustment to M.V.I. and Aquasol general and administrative expense to reflect estimated costs that would be representative of our
             NeoSan business unit. We have determined that the specifically identifiable intangible assets obtained through the M.V.I. and
             Aquasol product line acquisition have indefinite lives and therefore are not amortized:
         Estimated general and administrative expense under NeoSan...   $ 1,440
         Amortization expense reported by AstraZeneca................       460
                                                                        -------
         Pro forma increase in general and administrative expense....       980
                                                                        -------

         Adjustment to Brethine general and administrative expense to reflect estimated costs that would be representative of our
         NeoSan business unit:
         Estimated general and administrative expense under NeoSan...       304
         General and administrative expense reported by Novartis.....        --
                                                                        -------
         Pro forma increase in general and administrative expense....       304
                                                                        -------
         Adjustment to reflect amortization of $9.9 million of
         specifically identifiable intangible assets obtained through the Brethine product line acquisition. This amount reflects
         amortization over 20 years. ................................       495
                                                                        -------
         Total general and administrative expense adjustment for our
         product line acquisitions completed in 2001.................   $ 1,779
                                                                        =======
         (f) Estimated research and development spending to develop line extensions for our acquired products:
         M.V.I. and Aquasol..........................................   $ 1,200
         Brethine....................................................       450
                                                                        -------
         Total research and development expense adjustment for our
         product line acquisitions completed in 2001.................   $ 1,650
                                                                        =======
         (g) Adjustment to reflect the additional net interest expense under the pro forma debt incurred for the acquisition of the M.V.I., Aquasol and Brethine product lines reflecting a full year of interest and debt cost under our existing senior credit facilities:
         Existing senior credit facilities...........................   $ 6,779
         Amortization of financing fees related to the above item....     1,499
                                                                        -------
         Pro forma interest expense, net for our product line
         acquisitions completed in 2001..............................     8,278
         Less: Actual interest for 2001..............................    (3,646)
                                                                        -------
         Total interest expense, net adjustment for our product line
         acquisitions completed in 2001..............................   $ 4,632
                                                                        =======
         (h) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma income (loss) before income taxes. A reconciliation of the statutory tax rate to the assumed pro forma tax rate is provided as follows:
         Federal statutory rate......................................        35%
         State taxes, net of federal benefit.........................         4%
         Other.......................................................         1%
                                                                        -------
         Total.......................................................        40%
                                                                        =======
         (i) We define EBITDA as the sum of income (loss) from operations and depreciation and amortization. We included this measurement because we believe that some investors will find it to be useful in measuring our ability to meet debt service, capital expenditure and working capital requirements. EBITDA is not a measurement of financial performance under generally accepted accounting
             principles and should not be considered an alternative to, or more meaningful than, income (loss) from operations or other traditional indicators of operating performance and net cash provided by (used
             in) operating activities determined in accordance with generally accepted accounting principles. In addition, companies define
             EBITDA differently, and the EBITDA for our company may not be comparable to that of other companies.

(2)      Represents the historical statement of product contribution for the Darvon and Darvocet product lines for the period
         presented.
(3)      Adjustment to the Darvon and Darvocet cost of goods sold to reflect estimated higher costs due to contractually
         determined prices under our supply agreements:
         Estimated cost of goods under supply agreements.............   $ 5,801
         Standard cost of sales as reported by Eli Lilly.............     4,757
                                                                        -------
         Pro forma increase in direct costs..........................   $ 1,044
                                                                        =======

(4)      Adjustment to Darvon and Darvocet selling expense to reflect estimated costs that would be representative of the selling activities of our NeoSan business unit:
         Estimated selling expense under NeoSan......................   $ 6,061
         Selling expense reported by Eli Lilly.......................        --
                                                                        -------
         Pro forma increase in selling expense.......................   $ 6,061
                                                                        =======
(5)      Adjustment to Darvon and Darvocet general and administrative expense to reflect estimated costs that would be
         representative of our NeoSan business unit, including
         assumed amortization of $210.0 million in intangible assets over 25 years:
         Estimated general and administrative expense under NeoSan...   $ 1,497
         General and administrative expense reported by Eli Lilly....        --
                                                                        -------
                                                                          1,497
         Amortization of intangible assets acquired..................     8,400
                                                                        -------
         Pro forma increase in general and administrative expense....   $ 9,897
                                                                        =======
(6)      Estimated research and development spending to develop line extensions for our Darvon
         and Darvocet acquired products. ............................   $ 1,000
                                                                        =======
(7)      Adjustment to reflect the additional net interest expense
         under the pro forma debt incurred under our new senior
         subordinated notes and the additional borrowings under our new senior credit facilities at the rates indicated below, assuming the repayment of our existing senior credit
         facilities, as if these financings were completed on January
         1, 2001:
         Repayment of our existing senior credit facilities:
         Interest incurred on our existing senior credit
         facilities..................................................   $(6,779)
         Amortization of financing fees associated with our existing
         senior credit facilities....................................    (1,499)
                                                                        -------
                                                                         (8,278)
                                                                        -------
         Additional borrowings:
         New senior term loan of $100 million at LIBOR plus 4.25% per
         annum.......................................................     7,970
         Outstanding portion of new senior revolver of $41.3 million
         at LIBOR plus 3.75% per annum...............................     3,084
         New senior subordinated notes of $175 million at 10.5% per
         annum.......................................................    18,375
         Amortization of financing fees related to the above items...     2,097
         Other debt related interest costs...........................       280
                                                                        -------
                                                                         31,806
                                                                        -------
         Pro forma increase in interest expense......................   $23,528
                                                                        =======
         If the variable interest rates used above increase or
         decrease by 50 basis points, the annualized effect of that change would be to increase or decrease interest expense by
         $0.7 million.
         Does not give effect to our planned repurchase, prior to the completion of the offering of the notes, of outstanding
         redeemable warrants for approximately $3.7 million, based on an assumed purchase price per share of $32.50. Had we
         borrowed $3.7 million under the new senior revolver to fund the purchase of these warrants on January 1, 2001, our pro forma net interest expense would have increased by
         approximately $0.3 million in 2001.
(8)      Adjustment to reflect a 40% effective tax rate applied to
         the incremental pro forma income (loss) before income taxes.
         A reconciliation of the statutory tax rate to the assumed
         pro forma tax rate is provided as follows:
         Federal statutory rate......................................        35%
         State taxes, net of federal benefit.........................         4%
         Other.......................................................         1%
                                                                        -------
         Total.......................................................        40%
                                                                        =======

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 11, 2002

                                       aaiPharma Inc.


                                       By: /s/ William L. Ginna, Jr.
                                           -------------------------------------
                                           William L. Ginna, Jr.
                                           Executive Vice President and
                                           Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit             Description
-------             -----------

Exhibit 23.1        Consent of Ernst & Young LLP






                                      II-2